UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2011

CECO ENVIRONMENTAL CORP.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of in corporation)	0-7099 (Commission File Number)	13-2566064 (IRS Employer Identification No.)

3120 Forrer Street,
Cincinnati, OH 45209
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 513-458-2600

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   On February 9, 2011, the Board of Directors and the Compensation Committee of CECO Environmental Corp. ("CECO") established the 2011 Executive and Mid-Management Compensation Plan (the “Plan”). As an executive officer, Dennis W. Blazer, CFO and Vice President--Finance and Administration will participate in the Plan along with other senior CECO managers.  None of the other executive officers of CECO are currently anticipated to participate in this Plan.  Under the Plan, for fiscal 2011, the incentive cash bonus for each plan participant will be a function of the designated target amount, stated as a percentage of base salary, based on the achievement of specified levels of operating income (which will require a significant increase over the actual operating income for fiscal 2010).  The Compensation Committee has approved an incentive bonus target for Mr. Blazer for fiscal 2011 of 40% (stated as a percentage of base salary).  The incentive bonus may also be prorated 80% to 120% if the final actual operating income is 80% to 120% of the goal.

 In addition, to the extent Mr. Blazer and the other CECO managers meet their individual established goals agreed to by the Compensation Committee in 2011, the Compensation Committee may in its discretion grant a cash award bonus to them of up to 5% of their current salary.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2011	CECO ENVIRONMENTAL CORP.

	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
Chief Financial Officer and Vice President –Finance and Administration